Exhibit 99.1

February 1, 2016

Dear Rajan Ahluwalia:

 Director Resignation

During our meeting on August 5, 2015 (Mandel, Ahluwali-a, Kennett) wherein, in essence, Mr Kennett and I suspended our rotes as directors but committed to remain as advisors pending the obtaining of appropriate indemnity and Directory Liability insurance. For clarification, this position was reiterated in the letter dated November 4, 2015ÆLYther to our recent conversations v (t appears that appropriate indemnity and Directory Liability Insurance is not in place. Accordingly, effective December 31, 2015 1 hereby formally resign from the Board of Directors of Greys Corporation but will continue to render advice from time to time.

Sincerely,